PRICING SUPPLEMENT DATED October 7, 2014 (To Prospectus dated September 5, 2013 and Prospectus Supplement dated February 12, 2014)	This filing is made pursuant to Rule 424(b)(2) under the Securities Act of 1933 in connection with Registration No. 333-191021

Floating Rate Medium-Term Notes, Series A

This pricing supplement supplements the terms and conditions in the prospectus, dated September 5, 2013, as supplemented by the prospectus supplement, dated February 12, 2014 (the “prospectus supplement” and together with the prospectus, dated September 5, 2013, and with all documents incorporated herein by reference, the “prospectus”), and relates to the offering and sale of $875,000,000 aggregate principal amount of Floating Rate Medium-Term Notes, Series A, due October 7, 2015 (the “Notes”). Unless otherwise defined in this pricing supplement, terms used herein have the same meanings as are given to them in the prospectus.

CUSIP : 02665WAN1

Form: ☒  Book-Entry    ☐  Certificated

Principal Amount: $875,000,000 (AHFC may increase the Principal Amount prior to the Original Issue Date but is not required to do so.)

Record Dates: 15th calendar day, whether or not a Business Day, preceding the related Interest Payment Date

Price to Public: 100.00%

Discount or Commission: 0.03%

Net Proceeds to Issuer: 99.97% / $874,737,500

Specified Currency: N/A

Interest Payment Dates: Each January 7, April 7, July 7 and on the Stated Maturity Date, short first coupon, no interpolated LIBOR

Interest Rate Category:

☒ Regular Floating Rate Note

☐ Floating Rate/Fixed Rate Note

Fixed Rate Commencement Date:

Fixed Interest Rate:

Interest Rate Basis:

☒ LIBOR:

Designated LIBOR Page:	☒ Reuters Page LIBOR 01

☐ Reuters Page LIBOR 02

Designated LIBOR Currency: United States Dollars

☐ EURIBOR

☐ Treasury Rate

☐ Commercial Paper Rate

☐ Prime Rate

☐ CD Rate

☐ Eleventh District Cost of Funds Rate

Trade Date: October 7, 2014

Original Issue Date: October 10, 2014

Stated Maturity: October 7, 2015

Stated Maturity Extension Option: N/A

Basis for Interest Rate During Extension Period (only applicable if option to extend Stated Maturity):

Extension Period(s) and Final Maturity Date (only applicable if option to extend Stated Maturity):

Index Maturity: 3 month

Initial Interest Rate: The initial interest rate will be based on 3 month LIBOR determined on October 8, 2014 plus the Spread, accruing from October 10, 2014

☐   Inverse Floating Rate Note

Fixed Interest Rate:

☐   Other Floating Rate Note

☐   Federal Funds Rate:

☐   Federal Funds (Effective) Rate

☐   Federal Funds Open Rate

☐   Federal Funds Target Rate

☐   CMT Rate:

☐   Reuters Page FRBCMT

☐ Reuters Page FEDCMT:	☐ Weekly Average

☐ Monthly Average

Interest Rate Reset Cutoff Date: N/A

Maximum Interest Rate: N/A

Minimum Interest Rate: N/A

Calculation Agent: Deutsche Bank Trust Company

Americas

Original Issue Discount: ☒ Yes ☐ No (Short-term note)

Repayment: ☐ Yes ☒ No

Optional Repayment Date(s):

Repayment Price:

Joint Bookrunners:	BNP Paribas Securities Corp.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC
Mizuho Secutities USA Inc.

Co-Managers:	Loop Capital Markets LLC
The Williams Capital Group, L.P.

Joint Bookrunners and Co-Managers Capacity:

☐ Principal

☒ Agent

Initial Interest Reset Date: January 7, 2015

Interest Reset Dates: Each Interest Payment Date

Interest Determination Dates: The second London Banking Day preceding each Interest Reset date

Spread: +0.00%

Spread Multiplier: N/A

Spread/Spread Multiplier Reset Option: ☐ Yes ☒ No

Optional Reset Dates:

Redemption: ☐ Yes ☒ No

Day Count Convention:	☐ 30/360
☒ Actual/360
☐ Actual/Actual

ADDITIONAL TERMS OF THE NOTES

Plan of Distribution

Under the terms and subject to the conditions set forth in a distribution agreement (the “Distribution Agreement”) dated as of September 25, 2013, as amended by the Letter Agreement, dated February 12, 2014, between American Honda Finance Corporation (“AHFC”), and the agents named in the prospectus supplement, and the Agent Accession Letters, dated as of October 7, 2014, between AHFC and Loop Capital Markets LLC, and The Williams Group, L.P., and the related Confirmation Letters dated as of October 7, 2014, between AHFC and Loop Capital Markets LLC, and The Williams Group, L.P., which incorporates the terms of the Distribution Agent, AHFC is hereby offering the Notes through the Agents named below, each acting as agent. Each of the Agents named below has agreed to use its reasonable best efforts to solicit offers to purchase the Notes. Each Agent named below will receive its commission with respect to the respective principal amount of the Notes set forth below opposite their names.

Agent	Aggregate Principal Amount of Notes
BNP Paribas Securities Corp.	$207,812,500.00
Credit Suisse Securities (USA) LLC	$207,812,500.00
J. P. Morgan Securities LLC	$207,812,500.00
Mizuho Securities USA Inc.	$207,812,500.00
Loop Capital Markets LLC	$21,875,000.00
Williams Capital Group, L.P.	$21,875,000.00
Total	$875,000,000.00

LEGAL MATTERS

In the opinion of Catherine M. McEvilly, as counsel to AHFC, when the Notes offered by this pricing supplement and accompanying prospectus supplement and prospectus have been executed and issued by AHFC and authenticated by the trustee pursuant to the Indenture, dated as of September 5, 2013, as supplemented, between AHFC and Deutsche Bank Trust Company Americas, as trustee (the “Indenture”), and delivered against payment as contemplated herein, such Notes will be legally valid and binding obligations of AHFC, enforceable against AHFC in accordance with their terms, except as may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws relating to or affecting creditors’ rights generally (including, without limitation, fraudulent conveyance laws), and by general principles of equity including, without limitation, concepts of materiality, reasonableness, good faith and fair dealing and the possible unavailability of specific performance or injunctive relief, regardless of whether considered in a proceeding at law or in equity. This opinion is given as of the date hereof and is limited to the present laws of the State of California and the State of New York. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the Indenture and its authentication of the Notes and the enforceability of the Indenture with respect to the trustee and other matters, all as stated in the letter of such counsel dated September 5, 2013 and filed as Exhibit 5.1 to AHFC’s Registration Statement on Form S-3 (File No. 333-191021) filed with the Securities and Exchange Commission on September 6, 2013.